                                                                 Exhibit 23(c)

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Summit Bancorp, for the registration of 7,870,316 shares of its common stock and to the incorporation by reference of our report dated January 19, 1999, except for Note 17, which is dated February 17, 1999, with respect to the 1998 financial statements of Prime Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
June 18, 1999